UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
CUMBERLAND PHARMACEUTICALS INC.

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☐  Fee paid previously with preliminary materials
☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 12, 2026
DEAR FELLOW SHAREHOLDERS:
You are invited to join us for the 2026 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc. The meeting will be held on April 21, 2026, at 9:30 a.m. Central Time, at Cumberland’s Corporate Offices located at 1600 West End Avenue, Suite 1300, Nashville, Tennessee.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at this year's Annual Meeting. The Board's recommendations on these items are included with the proposals, and your support is important.
Shareholders of record can vote their shares by marking the enclosed proxy, signing and dating the proxy card and mailing it in the enclosed envelope. Shareholders can also vote using the Internet or mobile device. Instructions for using these alternative voting methods are included in the enclosed proxy card.
Sincerely,
A. J. Kazimi
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2026

The 2026 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., will be held on April 21, 2026, at 9:30 a.m. Central Time, at the Cumberland Pharmaceuticals Inc., Music City Boardroom, 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. The items of business are:
(1)    To consider and act upon a proposal to elect to the Company's Board of Directors, Mr. Kenneth Krogulski and Ms. Caroline Young;
(2)     To ratify a proposal to consider the appointment of Carr, Riggs & Ingram, L.L.C., as the Company's independent registered public accounting firm for the 2026 fiscal year;
(3) To provide shareholders an opportunity to participate in an advisory vote on executive compensation;
(4)    To provide shareholders an opportunity to participate in an advisory vote regarding the frequency of the advisory vote on the compensation of the Company's named executives; and
(5) Any other business that may properly come before our annual meeting.
Shareholders of record at the close of business on February 27, 2026 are entitled to receive notification and vote at the Annual Meeting and any adjournments or postponements of the meeting. If you were a shareholder at the close of business on February 27, 2026, you are entitled to vote at the Annual Meeting.
We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 12, 2026, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders. We have provided access to our proxy materials on the Internet. The proxy materials include our 2025 Annual Report to Shareholders, our Annual Report on Form 10-K for 2025 and the Proxy Statement and proxy card.
Whether or not you plan to attend the Annual Meeting, we ask that you carefully read through the proxy statement and the voting instructions to ensure that your shares are represented. If you attend the meeting you may withdraw any previously given proxy and vote your shares in person.
By order of the Board of Directors,

A. J. Kazimi
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 21, 2026
This Proxy Statement, our 2025 Annual Report to Shareholders and our Annual Report on Form 10-K for 2025 are available at: http://www.cstproxy.com/cumberlandpharma/2026. Directions to attend the Annual Meeting and vote in person are available on our website, www.cumberlandpharma.com. From the homepage, link through the “Investor Relations” page to the “Events Calendar” page.

Voting Your Shares

You may vote if you owned shares of our common stock at the close of business on February 27, 2026. You may vote in person, or submit a proxy by the Internet, mobile device or mail as follows:

Internet:	www.cstproxyvote.com
Mail:	Complete, sign, date and return your proxy card in the postage-paid envelope provided.
In Person:	Attend our annual meeting and vote by ballot

If you submit your proxy via Internet, you do not need to return your proxy card.

CUMBERLAND PHARMACEUTICALS INC.
1600 West End Avenue, Suite 1300
Nashville, Tennessee 37203
(615) 255-0068
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2026

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This Proxy Statement accompanies the Notice of Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., a Tennessee corporation (“we,” “our,” "Cumberland," or “the Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting to be held on April 21, 2026, at 9:30 a.m. Central Time, at the offices of Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203, and at any postponement or adjournment of the meeting.
We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing printed copies of those materials to each shareholder. These materials are available to shareholders via the Internet at the following website: http://www.cstproxy.com/cumberlandpharma/2026. On March 12, 2026, we will begin mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2025 Annual Report to Shareholders, our Annual Report on Form 10-K for 2025 and the Proxy Statement and proxy card. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card or to vote via the Internet or mobile device. We pay the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials.
This process is designed to expedite the shareholders receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
What is the Purpose of the 2026 Annual Meeting?
At the 2026 Annual Meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting and described in detail in this Proxy Statement, which are:
(1) consider and act upon a proposal to elect to the Company's Board of Directors, Mr. Kenneth J. Krogulski and Ms. Caroline Young;
(2) ratify the appointment of Carr, Riggs & Ingram, L.L.C. as our independent registered public accounting firm for 2026;
(3) to provide shareholders an opportunity to participate in an advisory vote on executive compensation;
(4) to provide shareholders an opportunity to participate in an advisory vote regarding the frequency of the advisory vote on the compensation of the Company's named executives; and
(5) to transact such other business as may properly come before our annual meeting or any postponement or adjournment of the meeting.
In addition, our management will report on our performance during the fiscal year ended December 31, 2025 and respond to questions from shareholders.
Although the Board does not anticipate that any other matters will come before the 2026 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Who Is Entitled to Vote at the 2026 Annual Meeting?
Only shareholders of record at the close of business on February 27, 2026, or the “record date,” will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.
What Are the Voting Rights of the Holders of Our Common Stock?
Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, holders of common stock are entitled to vote for as many individuals as there are director seats to be elected, which for the 2026 Annual Meeting includes two (2) Class I director seats. The election of directors is by plurality voting, meaning that the two nominees receiving the greatest number of votes cast will be elected; provided that a quorum is present. On each other matter to be presented, a matter will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. If no frequency (every year, every other year or every three years) receives a majority of votes cast in Proposal IV, we will consider the frequency that receives the highest number of votes by shareholders to be the frequency that has been selected by shareholders, on and avisory basis.
Abstentions will not be counted towards the tabulation of votes cast on matters properly presented to the shareholders (except the election of directors). In the election of directors, if more votes are withheld than votes for the election of a director, that director must tender his or her resignation to the Board of Directors; the Board of Directors will have 90 days to consider the matter and act. Any director who tenders his or her resignation due to this process cannot participate in any decision, unless the election resulted in less than two directors serving on the Board of Directors.
What Constitutes A Quorum?
Our By-laws provide that the presence, in person or by proxy, of the holders of a majority of shares entitled to vote at our Annual Meeting shall constitute a quorum. On the record date there were 15,878,836 shares of our common stock (excluding restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting. Therefore, we anticipate that the quorum for our Annual Meeting will be 7,939,419 shares.
Your Proxy may be sent directly to the broker that holds your shares. A broker may vote your shares on your behalf without instructions for routine matters, such as Proposal II. However, a broker must have instructions from you to vote your shares with respect to non-routine matters, such as Proposal I, III and IV. A vote that is not cast because the broker lacks instructions from you is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a general quorum is present at the Annual Meeting, but they will not be counted as a vote FOR or AGAINST a non-routine matter or as an abstention on any non-routine matter.
What Are the Board’s Recommendations?
Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of the Proposal in this Proxy Statement. In summary, the Board recommends a vote FOR election to the Board of Directors of the nominees for the two (2) Class I directorships named in this Proxy Statement (see Proposal I), a vote FOR the ratification of the appointment of Carr, Riggs & Ingram, L.L.C. as our independent registered public accounting firm for the year ending December 31, 2026 (see Proposal II), a vote FOR the resolution regarding compensation of the named executive officers (See Proposal III) and a vote for EVERY THREE YEARS on the frequency of the vote on the compensation of the Company’s executive officers named in the proxy statement’s summary compensation table for that year (see Proposal IV).
The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.

Proxies
If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment of the meeting in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE OFFICIAL PROXIES WILL VOTE (1) “FOR” PROPOSAL I DESCRIBED IN THIS PROXY STATEMENT: (2) "FOR" THE RATIFICATION OF THE APPOINTMENT OF CARR, RIGGS & INGRAM, L.L.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026; (3) "FOR": THE RESOLUTION REGARDING COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (SEE PROPOSAL III), (4) "FOR EVERY THREE YEARS" ON THE FREQUENCY OF THE VOTE ON THE COMPENSATION OF THE COMPANY'S EXECUTIVE OFFICERS NAMED IN THE PROXY STATEMENT'S SUMMARY COMPENSATION TABLE FOR THAT YEAR (SEE PROPOSAL IV), AND (5) AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXY HOLDERS.
A shareholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Cumberland Pharmaceuticals Inc. a duly executed proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203, Attention: Corporate Secretary.

PROPOSAL I
ELECTION OF DIRECTORS
The Board of Directors
Effective April 21, 2026, our Board of Directors will consist of seven directors, divided into three classes, serving staggered three-year terms. One of three classes is elected each year to succeed the directors whose terms are expiring. At this 2026 Annual Meeting, the term of the two (2) Class I directors expire. The individuals nominated for election as director in Class I at this 2026 Annual Meeting would, if elected, hold office for a three-year term expiring in 2029.
Director Nominees
Mr. Krogulski and Ms. Young are currently serving as directors of the Company. There are currently six independent directors serving on our Board.
Nomination to serve as Class I Directors, for term expiring in 2029
Kenneth J. Krogulski. Mr. Krogulski, 68, joined Cumberland’s Board of Directors in 2017. He has 47 years of experience in security analysis and portfolio management and is currently the Managing Partner and Chief Investment Officer of Berkshire Asset Management, LLC, an independent SEC registered investment advisory firm. Prior to Berkshire, Mr. Krogulski began his career in financial services at First Eastern Bank, N.A., now PNC Financial, where he advanced to Chief Investment Officer of their Trust Department. Mr. Krogulski is currently on the Board of Allied Services Integrated Health System. He previously served as a Director of Landmark Community Bank (LDKB: NASDAQ) and numerous nonprofit organizations. Mr. Krogulski holds a B.S. in finance from Indiana University of Pennsylvania and earned his M.B.A. from Wilkes University. In addition, he holds the Chartered Financial Analyst designation. The Board believes Mr. Krogulski’s extensive financial experience plays a significant role in guiding the Company’s strategy and offers valuable services in directing Cumberland's growth.
Caroline R. Young. Ms. Young, 51, joined our Board of Directors in 2016. She brings two decades of health care and life sciences to the role. Currently, she serves as Head of Partnership Development at Frist Cressey Ventures, where she focuses on accelerating value for their partnerships and enhancing relationships with industry-wide stakeholders. Previously Ms. Young partnered with Former U.S. Senate Majority Leader Bill Frist to launch NashvilleHealth, a first-of-a-kind initiative to reduce disparities and drive community-level health improvement. Prior to that role, Caroline led one of the nation’s premier health care industry associations, the Nashville Health Care Council, where she cultivated a national network of executives in support of industry leadership and innovation. She also held prior positions as the founding Executive Director of Life Sciences Tennessee and Director of Communications and Advertising at the State of Tennessee's Department of Economic and Community Development. Ms. Young holds an M.S. from the University of Tennessee and a B.A. from the University of Mississippi. The Board believes Ms. Young’s national healthcare industry experience and strategic innovation initiatives are valuable as the Company continues to build a strong portfolio of products that serve the medical community.

Class II Directors Expected to Stand For Re-Election in 2027
Martin S. Brown, Jr. Mr. Brown, 61, has served on our Board of Directors since 2022. He previously served for ten years on the Board of Directors of Brown-Forman, which is a New York Stock Exchange listed company. For more than thirty years, Mr. Brown has also been a practicing attorney in Nashville with Adams and Reese, LLP, and its predecessor firm. Adams and Reese is a multi-state law firm with more than 325 attorneys over 10 states. His clients primarily are privately held businesses and their owners. He has been listed in Best Lawyers® national peer review guide in the corporate law category since 2009. Since 2018 he has served on the Board of Directors of the parent company of Aegis Sciences Corporation, a widely accredited forensic toxicology laboratory. Mr. Brown also has served as a board member or officer for many community organizations, including the Land Trust for Tennessee, Nashville Public Radio, Montgomery Bell Academy, Nashville Public Television, Centerstone Mental Health Center, Cheekwood Estate and Gardens, and the Tennessee chapter of the Nature Conservancy. He is a member of the Economic Club of Nashville and the Nashville Capital Network. Mr. Brown earned his law degree from Vanderbilt University after receiving his undergraduate degree from Yale University. The Board believes Mr. Brown’s significant legal knowledge and experience with a public listed company are critical as the Company continues to navigate the responsibilities associated with being a public company.
James R. Jones. Mr. Jones, 78, has served as a member of our Board of Directors since 2010. Mr. Jones’ 36-year career in professional accounting at KPMG LLP included the role of Managing Partner at their Nashville, Tennessee office from 1999 to 2006. He served in various capacities during his career at KPMG which also included positions at their offices in Jackson, Mississippi, Washington, D.C. and Greenville, South Carolina. During his tenure with KPMG, Mr. Jones led a team of more than 100 individuals providing accounting services for an extensive client base. Following retirement in 2006, he has served as an advisor as well as provided various consulting services to several companies, including acting as liaison between management and the board of directors of a long-term care facility and serving as interim CEO of a charitable organization. He is currently a board director and member of the audit committees of Argent Trust Company of Tennessee and Belmont University. Mr. Jones also serves as a member of our Audit Committee and is our Audit Committee financial expert. Mr. Jones holds a B.S. from Mississippi College and an M.B.A from Mississippi State University. The board believes Mr. Jones’ significant accounting background will strengthen Cumberland’s existing financial capabilities and play a key role as the company is subject to increasingly stringent accounting and auditing regulations as a public entity.

Class III Directors Expected to Stand For Re-Election in 2028
Gordon R. Bernard. Dr. Bernard, 74, served as our Medical Director from 1999 until 2010 and currently serves as Chair of our Medical Advisory Board. He has served on our Board of Directors since 2010. Dr. Bernard is currently the Melinda Owen Bass Professor of Medicine and former Chief of the Division for Allergy, Pulmonary & Critical Care Medicine for Vanderbilt University Medical Center (VUMC). In addition, he was formerly the Executive Vice President for Research at VUMC and former Chairman of VUMC’s Pharmacy, Therapeutics and Diagnostics Committee, which is responsible for approving their formulary of approved drugs and therapeutics. Dr. Bernard has been conducting national and international trials of pharmaceuticals since 1980 and has been the Steering Committee Chair of the National Institutes of Health, Acute Respiratory Distress Syndrome Clinical Trials Network since its inception in 1994 through its conclusion in 2014. This Network is one of the few federally supported ongoing systems for the conduct of research in the hospital Intensive Care Unit. He holds a B.S. from the University of Southwestern Louisiana and an M.D. from Louisiana State University. As an intensivist, and former Medical Director for the Medical ICU, Dr. Bernard is in a strategic position to observe the pharmaceutical management issues surrounding the care of a wide variety of the most severely ill patients and identify their unmet medical needs. The board believes Dr. Bernard’s medical background is extremely valuable as the Company seeks to continue expanding its pipeline with promising products that offer advancement to patient care and are well-positioned competitively.
Joseph C. Galante. Mr. Galante, 76, became a member of our Board of Directors in 2018. He is a music industry executive with extensive experience that spans a celebrated career. He is accredited with developing the careers of Alabama, Dave Mathews Band, Dolly Parton, Kenny Chesney, Brad Paisley, Martina McBride, Carrie Underwood, Clint Black, Miranda Lambert, and the Judds, among others. Mr. Galante began at RCA Records in New York, followed by a transfer to RCA Nashville where he served as a director at the label, followed by the role of Vice President of Promotion and Marketing. At the age of 32 he became the youngest person ever named to run a major country record label. In 1990 he was appointed President of RCA Records US based in New York. He returned to Nashville as Chairman to run the RCA and BNA labels in Nashville. Under his leadership, RCA Records was the number one country label for eleven consecutive years. He then served as Chairman of Sony Music Nashville for six years. He was presented with the Bob Kingsley Living Legend Award by the Opry Trust to honor his work for country music. In 2022, Mr. Galante was given the esteemed honor of being inducted into the Country Music Hall of Fame. Mr. Galante currently serves on the board of the Country Music Association Foundation. He holds a B.S. in finance and marketing from Fordham University. The Board believes his successful business track record, entrepreneurial and public company experience make him a valuable member of our board.

A.J. Kazimi. Mr. Kazimi, 67, is the Chairman of our Board of Directors and Chief Executive Officer who founded Cumberland in 1999. His career includes over 30 years in the biopharmaceutical industry. At Cumberland, he has overseen the development and FDA approval of key Company brands, while also leading the acquisition of the Company’s other commercial products. He was responsible for Cumberland’s initial public offering and listing on the NASDAQ stock exchange. Mr. Kazimi also serves as Chairman and Chief Executive of Cumberland Emerging Technologies, a joint initiative with Vanderbilt University and the state of Tennessee, designed to support the development of early-stage life sciences programs and companies. Prior to joining Cumberland, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and listing on the London stock exchange. Mr. Kazimi started his career at Brown-Forman Corporation, rising through a series of management positions. He is Chairman of the Board for the Gettysburg Foundation which partners with the National Park Service to preserve that historic military park. He is also a member of the Board of the Tennessee Historical Society. He previously served on the Board of Directors for the Nashville Health Care Council, an association of the largest concentration of healthcare companies in the U.S. and the Board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory, which has sold twice to large private equity investors. Mr. Kazimi holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The Board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Board along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
Please refer to the section labeled “CORPORATE GOVERNANCE” for a discussion of the various committees of our Board of Directors and the composition and duties of these committees, as well as the nomination process for directors, and a discussion of other corporate governance and ethical considerations.
Based on their qualifications and experience, we believe the aforementioned nominees for directorship are suitable nominees to serve on the Board and we believe the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, our Board may designate a substitute nominee, and the proxy holders will vote the proxies for the substitute nominee as they may determine.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL II
PROPOSAL TO RATIFY APPOINTMENT OF
CARR, RIGGS & INGRAM, L.L.C. AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed the firm of Carr, Riggs & Ingram, L.L.C. (“CRI”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2026.
We are not required to seek shareholder approval for the appointment of our independent registered public accounting firm; however, the Audit Committee and the full Board of Directors believe it to be a sound corporate governance practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
Representatives of CRI will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CARR, RIGGS & INGRAM, L.L.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.

PROPOSAL III
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, provides that our shareholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this Proxy Statement of the Company’s named executive officers. The Company's named executive officers are listed in the "compensation Discussion and Analysis" section below and the Company has disclosed the compensation of the named executive officers pursuant to SEC rules.
The Company believes that the compensation policies for the named executive officers are designed to attract and retain talented and experienced executives; motivate and reward executives whose knowledge, skills and performance are critical to our success and align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases. This non-binding advisory shareholder vote, commonly referred to as a “say-on-pay vote,” is currently held every three years and, gives you as a shareholder the opportunity to approve or not approve the named executive officers' compensation disclosed in this Proxy Statement by voting for or against the following resolution (or by abstaining with respect to the resolution):
RESOLVED, that the shareholders of Cumberland Pharmaceuticals Inc. approve the compensation of Cumberland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Although the say-on-pay vote is advisory and is not binding on either the Board of Directors or the Company, the Compensation Committee will take into consideration the outcome of the shareholder vote on this proposal when considering future executive compensation decisions.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE “FOR” THE RESOLUTION REGARDING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL IV
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding how frequently we should seek from our shareholders a non-binding advisory vote (similar to Proposal III above) on the compensation disclosed in the Company’s Proxy Statement of its named executive officers. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two or three years. Shareholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory non-binding shareholder vote at the annual meeting:
RESOLVED, that the highest number of votes cast by the shareholders of Cumberland Pharmaceuticals Inc. for the option set forth below shall be the preferred frequency of the Company’s shareholders for holding an advisory vote on the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s Proxy Statement:
•every year;
•every other year;
•every three years; or
•abstain.
Our Board has determined that holding a “say-on-pay” vote every three years is most appropriate for the Company and recommends that you vote to hold such advisory vote in the future every third year for the reasons set forth below.
First, we believe that providing our shareholders with an advisory vote on executive compensation every three years, or a triennial vote, will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy.
Second, a triennial vote allows for a meaningful evaluation of our performance against our compensation practices. This would also allow changes in compensation practices to be implemented and accounted for in our financial performance.
Lastly, a triennial vote would allow us adequate time to compile meaningful input from shareholders on our pay practices and respond appropriately. Both the Company and our shareholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.
The option receiving the greatest number of votes (every year, every other year or three years) will be considered the frequency approved by shareholders. Although the vote is non-binding, the Board will take into account the outcome of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation. Despite the outcome of the vote, and our decision in light of it, the Board intends to periodically reassess the frequency of the “say on pay” vote and, if it is deemed appropriate, may provide for an advisory vote on executive compensation on a more or less frequent basis.
THE BOARD STRONGLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO CONDUCT AN ADVISORY SHAREHOLDER VOTE "EVERY THREE YEARS" ON THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS NAMED IN THE PROXY STATEMENT’S SUMMARY COMPENSATION TABLE FOR THAT YEAR.

AUDIT COMMITTEE REPORT
The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year, the Audit Committee Chairman reviews the charter and its adequacy in light of applicable Nasdaq Global Select Market rules.
The Audit Committee is comprised of three directors, all of whom are independent in accordance with the listing standards of the Nasdaq Global Select Market and within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
The Audit Committee is responsible for providing oversight of the Company’s accounting and financial reporting process as well as the audit of the Company’s financial statements.
During the last year, and earlier this year in preparation for the filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2025, or the 10-K, the Audit Committee:
•reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;
•reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;
•met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;
•discussed with the Company’s senior management, independent registered public accounting firm and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;
•demonstrated independence from management and exhibited through directives, actions and behavior, the importance of integrity and ethical values in supporting the functioning of the system of internal control and financial reporting; and
•reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence" and the independence of the independent registered public accounting firm and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including PCAOB Auditing Standard No. 16, “Communication with Audit Committees.”
In reliance on these reviews and discussions referred to above, as well as private discussions with the independent registered public accounting firm and appropriate Company financial personnel, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the Annual Report on Form 10-K.
Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, it clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.

The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (i) management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.
The Audit Committee met regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm, and received the communications described above. The Audit Committee has also established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
The Audit Committee is responsible for recommending the independent registered public accounting firm to serve as the Company’s auditors each year and for monitoring the auditor’s qualifications, performance and independence. The Audit Committee maintains written procedures that require it to pre-approve the scope of all auditing services to be performed by the Company’s independent registered public accounting firm. The Audit Committee’s procedures prohibit the independent registered public accounting firm from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has determined that the provision of non-audit services by the Company's independent registered accounting firm is compatible with maintaining such firm's independence.
If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.
Submitted by the Audit Committee

Mr. James R. Jones	Mr. Kenneth J. Krogulski	Mr. Joseph C. Galante
(Chair)

Independent Registered Public Accounting Firm
The Audit Committee of the Board of the Company engaged Carr, Riggs & Ingram, L.L.C. (“CRI”) to serve as the Company's independent registered public accounting firm for the Company for the years ended December 31, 2025, 2024 and 2023.
Aggregate fees billed to us for professional services by CRI for the fiscal year ended December 31, 2025 and 2024 were as follows:

	2025	2024
Audit Fees	$390,600	$405,750
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$390,600	$405,750
In the above table, in accordance with the definitions and rules of the SEC, “Audit Fees” includes fees related to professional services for the audit of our consolidated financial statements included in our Form 10-K, the review of financial statements included in our Form 10-Q’s and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements. Audit fees also include those in connection with the Company’s equity offerings. Those fees were zero for the year ended December 31, 2025, and $34,500 for the year ended December 31, 2024.
The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that the Audit Committee pre-approve all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services. The Audit Committee approved all audit and non-audit services provided during fiscal years 2025 and 2024, respectively, prior to performing such services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of February 27, 2026 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors and nominees; (3) our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers (other than our CEO and CFO), or collectively, our Named Executive Officers; and (4) all executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person and the address of each beneficial owner listed on the table is c/o Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. To the knowledge of the Company, no other person or entity holds more than 5% of the outstanding shares of common stock, except as set forth in the following table. No common stock beneficially owned by any director or named executive officer has been pledged as security for a loan.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock(2)

A. J. Kazimi(3)	5,789,155	38.43%
Kenneth J. Krogulski(4)	296,538	1.98%
Joseph C. Galante (5)	61,856	0.41%
James R. Jones(6)	45,063	0.30%
James L. Herman(7)	41,255	0.28%
Caroline R. Young (8)	33,309	0.22%
John M. Hamm(9)	23,073	0.15%
Todd M. Anthony(10)	19,328	0.13%
Christopher T. Bitterman(11)	6,683	0.04%
Martin S. Brown, Jr.(12)	8,500	0.06%
Gordon R. Bernard(13)	—	—
Directors and executive officers as a group (11 persons)	6,324,760	42.07%

(1)	The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2)	Based on 15,084,627 shares of common stock outstanding on February 27, 2026.

(3)	Includes 20,000 shares that Mr. Kazimi has the right to acquire upon the vesting of restricted stock and 88,000 of incentive stock options.

(4)	Includes 5,000 shares Mr. Krogulski has the right to acquire upon the vesting of restricted stock.

(5)	Includes 1,000 shares Mr. Galante has the right to acquire upon the vesting of restricted stock.

(6)	Includes 1,000 shares Mr. Jones has the right to acquire upon the vesting of restricted stock.

(7)	Includes 3,000 shares Mr. Herman has the right to acquire upon the vesting of incentive stock options.
(8)	Includes 1,000 shares Ms. Young has the right to acquire upon the vesting of restricted stock.

(9)	Includes 3,000 shares Mr. Hamm has the right to acquire upon the vesting of incentive stock options.

(10)	Includes 3,000 shares Mr. Anthony has the right to acquire upon the vesting of incentive stock options.

(11)	Includes 2,000 shares Mr. Bitterman has the right to acquire upon the vesting of incentive stock options.

(12)	Includes 1,000 shares Mr. Brown has the right to acquire upon the vesting of restricted stock.

(13)	Dr. Bernard, as required by a policy change by his employer, is prohibited from owning shares in a pharmaceutical company. The policy change resulted in Dr. Bernard selling 118,729 shares during 2019, but it did not impact his ability to serve on the Company's Board of Directors.

Hedging Policy
The Company currently does not have any policies prohibiting the hedging of Company securities by its executive officers or directors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The information in this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this Compensation Discussion and Analysis. For purposes of this Compensation Discussion and Analysis, the following individuals were our “Named Executive Officers” for fiscal year 2025:
•A.J. Kazimi, Chief Executive Officer
•Todd M. Anthony, Vice President Organizational Development
•John M. Hamm, Vice President Accounting & Finance and Chief Financial Officer
•Chris T. Bitterman, Vice President Sales & Marketing
•James L. Herman, Vice President Trade & Distribution and Corporate Compliance Officer
Executive Summary
During 2025, Cumberland continued to advance its long-term strategy, building its brands, progressing its clinical programs, and supporting the Company’s domestic and international commercial partners.
Highlights for the year include the following:
•Delivered 20% revenue growth with significant increases in Adjusted Earnings and Cashflow from operations
•Announced breakthrough clinical study results for the ifetroban Duchenne Muscular Dystrophy program.
•Obtained FDA exclusivity for the streamlined dosing of Acetadote®.
•Entered into a co-commercialization agreement to assume distribution and sales promotion of Talicia®.
•Obtained an ownership position in Talicia Holding Inc. to obtain access to the value access for the brand.
•Supported the approval of Caldolor® in Mexico.
•Supported the approval of Vibativ® in China.
•Provided training and support for the launch of Vibativ® in Saudi Arabia.
•Published results from a study of Caldolor® in geriatric patients.
•Progressed the patient enrollment in the Phase II ifetroban systemic sclerosis and pulmonary fibrosis studies.
•Established new arrangements with Group Purchasing Organization featuring Vibativ® and Caldolor®.
•Created new patient benefit verification and co-pay programs for Vibativ®.
•Amended the $15 million bank line of credit, expandable up to $25 million.
•Issued shares resulting in $5.4 million in new equity financing.
•Expanded the Kristalose® product line and franchise.
•Continued initiatives and procedures to enhance corporate cyber-security.

A significant portion of our executives' compensation is tied to and rewards both Company and individual performance:
•We review our compensation programs periodically to ensure that they are appropriate and competitive.
•We have annual agreements for each of our employees that do not have a change-of-control feature.
•We generally do not provide perquisites.
We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual bonuses, grants under our long-term equity incentive compensation plan, retirement plan and broad-based benefits programs. We place significant emphasis on performance-based incentive compensation programs. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices.
Role of Advisory Vote on Compensation of our Named Executive Officers
Our Board recognizes the fundamental interest our shareholders have in the compensation of our executive officers. At the 2023 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our Named Executive Officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, the Board and Compensation Committee believe that these policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our Named Executive Officers with the long-term goals of the Company.
Based on the advisory vote of our shareholders at the 2020 Annual Meeting, the Board determined that the Company would hold shareholder advisory votes on executive compensation once every three years. The next shareholder advisory vote on executive compensation is scheduled to occur at the Annual Meeting of Shareholders of the Company to be held in 2026. While the say on pay vote is not binding on the Board or the Company, we will continue to review our executive compensation program in the future and will consider the views of our shareholders as well as other developments during such review.
Compensation Philosophy and Objectives
Our compensation programs are designed to achieve the following objectives:
•attract and retain talented and experienced executives;
•motivate and reward executives whose knowledge, skills and performance are critical to our success;
•align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases;
•provide a competitive compensation package in which total compensation is primarily determined by company and individual results along with the creation of long term shareholder value;
•ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and
•compensate our executives so they will manage our business to meet our long-range objectives.

When making decisions on setting compensation for our Named Executive Officers, the Compensation Committee considers, among other factors, their importance to us and the business, the individual's past salary history, market compensation for similar positions and the contributions to be made by the individual to the company.
We use the following principles to guide our decisions regarding executive compensation:
•provide compensation packages considering market levels;
•require performance goals to be achieved that will increase long term value to our shareholders;
•offer a comprehensive benefits package to all full-time employees; and
•provide fair and equitable compensation consistent with experience and performance.
Our Compensation Process
The Compensation Committee and management each play a role in designing our executive compensation programs and determining performance levels and associated payouts. The roles of the Compensation Committee and management are carefully determined to reflect best practices.
Role of the Compensation Committee
The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation programs. Each year, the Compensation Committee reviews and approves the elements of compensation for all Named Executive Officers. Our Compensation Committee independently considers appropriate compensation for our Chief Executive Officer ("CEO") during an executive session without the CEO present. Our Compensation Committee meets with the CEO outside the presence of all other Named Executive Officers to consider their compensation.
Role of Management
Our CEO annually reviews each of the other Named Executive Officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual bonuses and grants of long-term equity incentive awards. In developing these recommendations, information from the independently reviewed Randstad Salary Guide and Jacobs Management Group Life Sciences Compensation and Hiring Report is considered. Based in part on these recommendations from our CEO, the Compensation Committee approves the annual compensation package for our Named Executive Officers other than our CEO and also approves compensation guidelines for the rest of the Company.
Competitive Marketplace Assessment
In making compensation determinations, our Compensation Committee periodically considers published survey data to guide compensation decisions.
The Compensation Committee considers data from the Randstad Salary Guide and Jacobs Management Group Life Sciences Compensation and Hiring Report to determine whether base salary, annual bonuses and long-term equity incentive awards for each of our Named Executive Officers are generally in the range of reported compensation for positions similar to those held by each Named Executive Officer.

Determining the Individual Compensation of our Named Executive Officers
Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through the use of multiple performance factors related to both Company-wide metrics and individual performance goals. The Compensation Committee determines adjustments in each element of compensation paid to our Chief Executive Officer and other Named Executive Officers based on a review of annually established corporate and individual objectives. These annual objectives help identify achievements made by our executive officers. Increases or decreases in compensation in relation to the midpoint of the range identified in the Radford Survey are based on our Compensation Committee’s review of each Named Executive Officer’s performance, as well as other factors including the Compensation Committee’s assessment of the individual’s past experience, knowledge, future potential and the scope of their responsibilities.
Corporate objectives against which our executive officers are evaluated include the performance of our marketed products, progress in our product development activities, progress in expanding our product portfolio through development or acquisition activities, enhancement of our corporate infrastructure and improvement in overall progress in building the Company. Individual objectives for our executive officers involve more specific progress in areas of personal responsibility and vary by individual. The achievement of particular corporate and individual objectives does not determine compensation levels in a formulaic manner.
Elements of Compensation
Overall, our compensation programs are designed to be consistent with the objectives and principles set forth above. We believe the objectives of our compensation programs are collectively best achieved through a compensation package comprised of the following basic elements:
•base salary;
•annual bonuses;
•long-term equity incentive compensation; and
•other compensation and benefits including retirement, health and welfare benefits.
A description of the primary role of each compensation element is provided below, followed by a discussion of the individual elements of compensation for the Named Executive Officers, including the CEO, during 2024.
Base Salary
We review salary ranges and individual salaries for our executive officers on an annual basis. We establish the base salary for each Named Executive Officer based on consideration of median pay levels in the market and internal factors, such as the individual's performance and experience, the level of responsibility held, as well as pay of others on our executive team.
As discussed above, our Compensation Committee reviews recommendations and determines base salaries for each Named Executive Officer based on information in a published survey data, which provides us with a general understanding of the reasonableness and competitiveness of our compensation. We believe the base salaries paid to our executives during 2025 achieved our compensation objectives, compared favorably to market pay levels and were consistent with our goal of providing base salaries that are within the market ranges for similar sized companies in our industry.
Annual Bonuses
The awards of discretionary annual bonuses are determined after consideration of our corporate and individual objectives and are intended to recognize and reward our Named Executive Officers with cash payments above base salary as determined by our success in a given year. Our Compensation Committee uses a published survey data as a benchmarking guide for bonuses as a percentage of base salary, and then considers each Named Executive Officer's individual performance to determine bonuses paid in a given year.

In 2025, adjustments to our Named Executive Officers’ total compensation were made based on an analysis of current market pay levels in the aforementioned Radford Survey. In addition to our analysis of market pay levels, factors taken into account in determining 2025 bonuses included each Named Executive Officer's contributions, performance, role and responsibilities and the relationship of the individual’s base pay to that of other Named Executive Officers.
Long-term Equity Incentive Compensation
We award long-term equity incentive grants to our Named Executive Officers as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive with the interests of our shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to the individual. The Compensation Committee's goal is to provide awards that are competitive with the external market. Long-term equity incentive awards granted to executives are determined after consideration of data included in the Radford Survey. The awards generally vest over a period of four years and are intended to focus our executives on achievement of our long-term strategic goals. Long-term equity incentive awards were made pursuant to our 1999 Stock Option Plan, (the “1999 Plan”), until April 2007, and thereafter pursuant to our 2007 Long-Term Incentive Compensation Plan.
2007 Long-Term Incentive Compensation Plan
The purposes of the 2007 Long-Term Incentive Compensation Plan, as amended, (“2007 Plan”), are to encourage our employees and consultants to acquire stock and other equity-based interests and to replace the 1999 Plan without impairing the vesting or exercise of any option granted thereunder. In 2020, the 2007 Plan was amended to extend the 2007 Plan, and our ability to make grants thereunder, until April 21, 2026.
The 2007 Plan authorizes the issuance of each of the following incentives:
•incentive stock options (options that meet Internal Revenue Service requirements for special tax treatment);
•nonqualified stock options (all stock options other than incentive stock options);
•stock appreciation rights (right to receive any excess in fair market value of shares over a specified price);
•restricted stock (shares subject to vesting, transfer and forfeiture limitations); and
•performance shares (contingent awards comprised of stock and/or cash and paid only if specified performance goals are met).
The Compensation Committee administers the 2007 Plan. The Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine, and amend (subject to certain limitations) the terms of any award, interpret and specify the rules and regulations relating to the 2007 Plan and make all other necessary determinations. Employees and consultants other than non-employee directors are eligible to participate. We may cancel unvested or unpaid incentives for terminated employees and consultants to the extent permitted by law. Upon the occurrence of a change-of-control event, as defined in the 2007 Plan, all outstanding options will automatically become exercisable in full, and restrictions and conditions for other issued incentives will generally be deemed terminated or satisfied. In addition, our Board of Directors may amend or terminate the 2007 Plan, subject to shareholder approval, to comply with tax or regulatory requirements.
Under the 2007 Plan, all executive officers were granted shares of incentive stock options in 2025. These options will all vest on the fourth anniversary of their grant date. As of December 31, 2025, there were 796,500 outstanding options to purchase shares of common stock pursuant to the 2007 Plan.
As of December 31, 2025, there were 103,585 shares of unvested restricted stock issued pursuant to the 2007 Plan, which have defined vesting schedules. There were also 1,399,494 shares of common stock outstanding as of December 31, 2025, that were issued pursuant to the 2007 Plan.

Retirement Savings Opportunity
Effective January 1, 2006, we established a 401(k) plan covering all employees meeting certain minimum service and age requirements. The plan allows all qualifying employees to contribute the maximum tax-deferred contribution allowed by the Internal Revenue Code.
The non-Highly Compensated Employees, or non-HCEs, do not have a minimum or maximum percentage limit that they can defer. The Highly Compensated Employees, however, are limited to what they can defer based on prior year's testing. Hardship distributions are permitted under well-defined circumstances. Beginning January 2008, our Board approved matching employee contributions. We intend to match a portion of the employee contributions on an annual basis.
Health and Welfare Benefits
All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefits programs, which consist of medical, dental and vision care coverage, disability insurance and life insurance.
Perquisites
We generally do not provide perquisites to our employees.
Employment Agreements
During 2026 and 2025, we entered into new, annual employment agreements with all of our employees. The employment agreements provide that individuals may be eligible for any bonus program which has been approved by our Board of Directors. Any such bonus is discretionary and will be subject to the terms of the bonus program, the terms of which may be modified from year-to-year in the sole discretion of our Board of Directors. During the period of employment under these agreements, each of our employees will be entitled to additional benefits, including eligibility to participate in any company-wide employee benefits programs approved by our Board of Directors as well as reimbursement for reasonable expenses.
Employment is at-will and may be terminated by us at any time, with or without notice and with or without cause. Similarly, each employee may terminate his or her employment with us at any time, with or without notice. Our employment agreements do not provide for any severance payments in the event employment is terminated for cause nor any severance benefits in the event employment is terminated as a result of death or permanent disability. The employment agreements include noncompetition, non-solicitation and nondisclosure covenants on the part of employees. These agreements also require that, during the term of employment with us and for one year after an individual ceases to be employed by us, each employee may not compete with our business in any manner, unless he or she discloses all the relevant facts and receives a release allowing him or her to engage in a specific activity. Pursuant to the employment agreements, our employees also agree that for a period of one year after the individual ceases to be employed by us, he or she will not solicit business related to the development or sales of pharmaceutical products from any entity, organization or person which is contracted with us, which has been doing business with us, or which the employee knew we were going to solicit business from at the time he or she ceased to be employed. The agreements also prohibit a departing employee from soliciting our employees. The employment agreements impose obligations regarding confidential information and state that any discoveries or improvements conceived, developed or otherwise made by the employees, or with others, are deemed our sole property. The employment agreements do not contain any retirement, resignation or other termination or change in control provisions.

Retirement Plan
In 2012, we put in place a new retirement benefit plan, the Summit Program, for a select group of senior management and key employees. These individuals were selected based on tenure, performance and achievement. We may add more individuals to this plan each year. The decision to add individuals to this plan is discretionary and will be subject to the terms of the Summit Program.
This benefit program is provided through a defined contribution Supplemental Executive Retirement Plan. As a defined contribution plan, the amount to be contributed is quantifiable and predictable in its impact on our cash and earnings. The Board approved our initial contribution to the plan and approves annual contributions thereafter, at its discretion and based on both employee and Company performance. The employees may also be given the option to defer some of their other compensation into this program.
We will use Corporate Owned Life Insurance to offset future liabilities under the plan. Utilizing such insurance allows the assets to grow on the gross contributions and thus offset the gross growth against the defined contribution liability.
Pension Benefits
Except as described above in the Retirement Plan section, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement.
Timing of Stock Option and other Equity Award Grants
Although the Company does not have a formal policy regarding the timing of awards of stock options, stock appreciation rights (“SARs”) and/or similar option-like instruments grants to the Company’s named executive officers, the Company does not make these awards or any other form of equity compensation in anticipation of the release of material, non-public information. Similarly, the Company does not time the release of material, non-public information based on stock option, SARs or other equity award grant dates for the purpose of affecting the value of any award to the Company's named executive officers.
2025 Executive Compensation
Our Compensation Committee believes that our Named Executive Officers made favorable progress in meeting corporate and individual objectives in 2025 and that the progress justified the resulting increases in base salary as well as annual bonuses and equity awards.
During 2025, Cumberland continued to advance its long term strategy, building its brands, progressing its clinical programs, and supporting the Company’s domestic and international commercial partners.
The factors considered by our Compensation Committee in assessing officers’ performance in 2025 are set forth below:
•A.J. Kazimi. Since its inception Mr. Kazimi has led the Company's significant corporate initiatives, including our initial public offering and listing on the Nasdaq Global Select Market Exchange. He has raised over $100 million to support the formation, development and growth of the Company. He has developed and guided our strategy to build our commercial portfolio of FDA-approved brands. Mr. Kazimi has also led the acquisitions associated with our portfolio of marketed products, as well as the establishment of our co-promotion arrangements. He has overseen the management and growth of our organization including key executive appointments, guided our favorable Acetadote® patent defense, and managed the expansion of our patent portfolio. Mr. Kazimi also led efforts with the Company’s co-promotion and international partners to develop new markets for our brands. During 2025, he oversaw the Company’s operations, and led the business development initiative resulting in the addition of Talicia to the commercial portfolio.

•Todd M. Anthony. Mr. Anthony is responsible for managing our human resources, office administration, and employee development. He also oversees our national group of medical sales liaisons that support our brands. Mr. Anthony continues to manage all appointments for our organization including the identification, hiring and onboarding of new employees. In his administration role he is also responsible for the Company’s information technology including hardware, systems and cybersecurity efforts. During 2025, Mr. Anthony continued to oversee and maintain the Company’s new headquarter facility. He also refined the process for hiring, training and developing the members of our sales organization. He oversaw efforts to enhance cybersecurity policies and procedures. In 2024, Mr. Anthony was the inaugural recipient of the Cumberland Culture Award, for his efforts in defining and disseminating key elements of the Company’s culture.
•John Hamm. Mr. Hamm served as the Company’s principal financial officer in 2025 and was responsible for the Company’s accounting systems and activities. He managed our SEC reporting including the timely filing of our annual, quarterly and other periodic reports during the year. Mr. Hamm also continued to oversee improvements to the Company’s accounting systems and procedures. During 2025, Mr. Hamm was responsible for our commercial banking relationships, establishing new terms for our line of credit and optimizing the investment of the Company’s cash reserves. He managed all tax filings and insurance arrangements for the Company during the year. He also continued to oversee the Company’s business development, including key co-promotion partnerships as well as the corporate legal activities.
•Chris T. Bitterman. Mr. Bitterman coordinated all the sales and marketing activities for the Company in 2025. He oversaw the sales organization comprised of the hospital sales division, field sales division and oncology sales division, introducing new incentive programs to motivate and reward our sales professionals. During 2025, Mr. Bitterman established arrangements with several Group Purchasing Organizations for Vibativ and Caldolor. He was responsible for the Talicia commercialization planning and activities including sales training and promotional launch.. He led the national and district sales meetings held during the year designed to motivate all sales personnel and coordinate their activities. Mr. Bitterman also oversaw the Company’s marketing activities and implementation of the advertising and promotional campaigns, initiatives in support of the Company’s brands.
•James L. Herman. Mr. Herman managed the Company's key national and regional distribution relationships in 2025, resulting in the continued availability of our marketed brands during the year. He also oversaw our arrangements with managed care and group purchasing organizations, improving the contracts in support of Sancuso®. In addition to these commercial responsibilities, he continued to lead our corporate compliance efforts which included implementing product serialization requirements as well as the training, communication and oversight of the Company's compliance policies.

Director Compensation
For each of our non-tenured, non-executive director annual compensation in 2025 included $50,000 plus $5,000 in shares of restricted stock issued pursuant to our 2007 Directors' Incentive Compensation Plan, as amended, (the “2007 Directors’ Plan”). Annual compensation for each of our tenured (having completed their first three-year term) non-executive directors for service on the Board of Directors for 2025 was $60,000 plus $5,000 in shares of restricted stock.
Based on their responsibilities and activities, for 2025, the Chairman of our Medical Advisory Board received additional compensation of $40,000, and our Lead Independent Director received an additional 4,000 shares of restricted stock.
The annual compensation for our tenured, non-executive directors for 2026 will be $60,000 plus $5,000 in shares of restricted stock issued pursuant to the 2007 Directors' Plan. The Chairman of our Medical Advisory Board will receive additional compensation of $40,000 in 2026 and our Lead Independent Director will receive an additional 4,000 shares of restricted stock.
All such director fees are paid in a combination of cash and/or equity, as we and each director shall agree. Cash fees will be accrued and paid on either a monthly or quarterly basis. Directors will not receive separate compensation for attendance at board meetings, board committee meetings or other Company board-related activities. Outside directors will be reimbursed for all reasonable and necessary business expenses incurred in the performance of their board responsibilities. The Compensation Committee reviews and approves director compensation.

2007 Directors' Incentive Compensation Plan
The purposes of the 2007 Directors’ Plan are to strengthen our ability to attract, motivate, and retain qualified independent directors and to replace the 1999 Plan without impairing the vesting or exercise of any option granted to a director thereunder. In 2020, the 2007 Directors’ Plan was amended to extend our ability to make grants thereunder, until April 21, 2026.
The 2007 Directors' Plan authorizes the issuance to non-employee directors of each of the following types of awards:
•nonqualified options;
•restricted stock grants (shares subject to various restrictions and conditions as determined by our Compensation Committee); and
•stock grants (awards of shares of our common stock with full and unrestricted ownership rights).
The Compensation Committee administers the 2007 Directors' Plan. In the event of a change in control of the Company (as defined in the 2007 Directors' Plan), all outstanding options would automatically become exercisable in full, and restrictions and conditions for other issued awards shall generally be deemed terminated or satisfied. Our Board of Directors may amend or terminate the 2007 Directors' Plan, subject to shareholder approval, if necessary, to comply with tax or regulatory requirements.
As of December 31, 2025, there were no options to purchase shares of common stock issued and 9,000 shares of unvested restricted stock issued which have defined vesting schedules, pursuant to the 2007 Directors' Plan.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on its review of this Compensation Discussion and Analysis and discussions with management, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.
If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.
Submitted by the Compensation Committee

Mr. Joseph C. Galante	Ms. Caroline R. Young	Dr. Gordon R. Bernard
(Chair)

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth the compensation for services in all capacities to our company for our fiscal years ended December 31, 2025, 2024 and 2023 for the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonqualified Deferred Compensation Earnings (1)	All Other Compensation (2)	Total

A.J. Kazimi	2025	$730,080	$247,500	$—	$569,000	$10,000	$2,269	$1,558,849
	2024	702,000	275,000	—	188,000	—	2,269	$1,167,269
	2023	675,000	275,000	—	217,000	20,000	2,530	1,189,530

Todd M. Anthony	2025	$297,570	$30,000	$—	$15,510	$10,000	$2,525	$355,605
	2024	286,125	30,000	—	5,130	—	2,497	$323,752
	2023	272,500	30,000	—	5,910	20,000	2,442	330,852

John M. Hamm	2025	$256,090	$30,000	$—	$14,218	$10,000	$2,134	$312,442
	2024	246,240	30,000	—	4,703	—	2,091	$283,034
	2023	228,000	30,000	—	3,940	20,000	2,011	283,951

Chris T. Bitterman	2025	$268,840	$27,000	$—	$14,218	$10,000	$17,776	$322,480
	2024	268,840	30,000	—	4,703	—	2,422	$305,965
	2023	258,500	30,000	—	5,418	20,000	2,369	316,287

James L. Herman	2025	$200,000	$10,000	$—	$12,925	$—	$1,810	$224,735
	2024	310,000	30,000	—	6,840	—	2,269	$349,109
	2023	310,000	60,000	—	7,880	20,000	2,269	400,149

(1)	Represents the additions for the Named Executive Officers to the non-contributory, non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company.

(2)	Represents premiums paid for by the Company with respect to life insurance for the benefit of the Named Executive Officers.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. A.J. Kazimi, President and Chief Executive Officer (the “CEO”):
For 2025, our last completed fiscal year, the annual total compensation, including salary, bonus, equity awards, and any deferred compensation of:
•our median employee identified at our company (other than our CEO) had total annual compensation of $101,000; and
•our CEO, as reported in the Summary Compensation Table, for purposes of determining the CEO Pay Ratio had total annual compensation of $1,046,729.

Based on this information, for 2025, the ratio of the annual total compensation of Mr. Kazimi, our CEO, to the annual total compensation of our median employee was estimated to be 10:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, and their annual total compensation, the Company examined its payroll records, for 2025, for all individuals other than the CEO that were employed at December 31, 2025. We determined that our employee population consisted of 93 individuals. Using that employee population, we collected and compared actual base salary, bonus, equity awards and any deferred compensation earned by all employees during 2025. Compensation for employees that began employment during the year was annualized based on rate of pay applied to a full year.
Executive Officers of the Company
Set forth below is information regarding our Executive Officers including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning such executive officers’ ownership of our common stock, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”
A.J. Kazimi, Chief Executive Officer. Mr. Kazimi, 68, is the Chairman of our Board of Directors and Chief Executive Officer who founded Cumberland in 1999. His career includes over 30 years in the biopharmaceutical industry. At Cumberland, he has overseen the development and FDA approval of key Company brands, while also leading the acquisition of the Company’s other commercial products. He was responsible for Cumberland’s initial public offering and listing on the NASDAQ stock exchange. Mr. Kazimi also serves as Chairman and Chief Executive of Cumberland Emerging Technologies, a joint initiative with Vanderbilt University and the state of Tennessee, designed to support the development of early-stage life sciences programs and companies. Prior to joining Cumberland, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and listing on the London stock exchange. Mr. Kazimi started his career at Brown-Forman Corporation, rising through a series of management positions. He is Chairman of the Board for the Gettysburg Foundation which partners with the National Park Service to preserve that historic military park. He is also a member of the Board of the Tennessee Historical Society. He previously served on the Board of Directors for the Nashville Health Care Council, an association of the largest concentration of healthcare companies in the U.S. and the Board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory, which has sold twice to large private equity investors. Mr. Kazimi holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The Board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Board along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
Todd M. Anthony, Vice President Organizational Development. Mr. Anthony, 64, manages our human resources, information technology and cybersecurity, organizational development and office administration activities. Mr. Anthony has been with Cumberland since 2010. During his tenure, he has made many contributions to training and development initiatives as well as human resources activities. These include the development and implementation of a sales training curriculum for each branded product. Under his leadership, the Cumberland Academy was established with a core curriculum and advanced courses designed to provide industry expertise and continued learning opportunities for the office employees. He has 35 years of pharmaceutical training, development and human resource management experience. Prior to joining Cumberland, he held various positions of increasing responsibilities at Berlex Laboratories Inc. and spent 19 years at that company which is now Bayer HealthCare Pharmaceuticals following the 2006 acquisition of Schering AG. Mr. Anthony holds a B.S. in Nursing from D’Youville College in Buffalo, NY.
John M. Hamm, Vice President and Chief Financial Officer. Mr. Hamm, 70, is responsible for Cumberland’s financial systems, and reporting. He also oversees the Company’s business development and legal activities. Mr. Hamm has over 25 years of finance, accounting and operations experience in several industries, with a majority in health care. He previously held the positions of Chief Operating Officer and Chief Financial Officer, Pharmacy at HealthSpring, Inc., a managed care organization currently operating as Cigna-HealthSpring. Prior to that he was Vice President Finance at Emdeon Business Services. Emdeon Inc., a healthcare technology firm that now operates as Change Healthcare Inc., is a NASDAQ listed company with over $3 billion in annual revenue. Mr. Hamm has a B.S. in Business Administration with a minor in Accounting from Wheeling University. He earned his M.B.A. with an emphasis in Accounting from West Virginia University. He is a Certified Management Accountant (CMA) and Certified Financial Manager (CFM).

Chris T. Bitterman, Vice President Sales and Marketing. Mr. Bitterman, 60, joined Cumberland following a distinguished career in Acute Care and pharmaceutical sales management spanning over 30 years. Highlights include his roles as National Sales Director for Lupin Pharmaceuticals, Daiichi Sankyo and Regional Sales Director for Sanofi Aventis, all of which are pharmaceutical manufacturing companies. At Cumberland, Mr. Bitterman first served as the Hospital Sales Director, leading the Hospital Sales division. Mr. Bitterman’s role then expanded to include the Oncology Business, and he was promoted to Senior Director of Hospital and Oncology Sales. Currently, Mr. Bitterman is the Vice President of Sales & Marketing, where he is responsible for leading the national accounts, sales and marketing efforts for Cumberland’s commercial portfolio and delivering annual financial objectives. Mr. Bitterman earned his B.S and M.B.A. degrees from Central Michigan University.
James L. Herman, Vice President Trade and Distribution. Mr. Herman, 70, handles all our national accounts sales, including wholesalers and retail chain buying offices, managed care home offices and federal government accounts. He is also charged with overseeing our corporate compliance efforts. He has been with us since 2003 and has over 30 years of pharmaceutical industry experience. He previously served as Director of Managed Care and Director of Trade Affairs and Customer Service at Solvay Pharmaceuticals. Prior to that Mr. Herman was with Schwarz Pharma, where he held national sales leadership positions in National Accounts and Managed Care. He holds a B.S. from Indiana University and an M.B.A. from Cardinal Stritch University.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards we granted to our Named Executive Officers during the fiscal year ended December 31, 2025:

Name	Grant Date	All Other Stock Awards: Numbers of Shares of Stock	All Other Stock Awards: Numbers of Incentive Stock Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
A. J. Kazimi	03/17/2025	—	100,000	$5.69	$569,000
Todd M. Anthony	03/17/2025	—	3,000	5.17	15,510
John M. Hamm	03/17/2025	—	2,750	5.17	14,218
Chris T. Bitterman	03/17/2025	—	2,750	5.17	14,218
James L. Herman	03/17/2025	—	2,500	5.17	12,925
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “COMPENSATION DISCUSSION AND ANALYSIS.” A summary of certain material terms of our compensation plans and arrangements is set forth above under “COMPENSATION DISCUSSION AND ANALYSIS — Base Salary and Annual Bonuses” and “COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Equity Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding unvested stock and unexercised option awards held by our Named Executive Officers as of December 31, 2025:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

A. J. Kazimi (1)	88,000	$3.54	3/17/2026	—	$311,520
	—	—	—	20,000	79,600
	80,000	2.85	3/17/2027	—	228,000
	100,000	2.17	3/24/2028	—	217,000
	100,000	1.88	3/25/2029	—	188,000
	100,000	5.69	3/17/2030	—	569,000

Todd M. Anthony(2)	3,000	3.22	3/17/2031	—	9,660
	3,000	2.59	3/16/2032	—	7,770
	3,000	2.59	3/16/2032	—	7,770
	3,000	1.97	3/24/2033	—	5,910
	3,000	1.71	3/25/2034	—	5,130
	3,000	5.17	3/17/2035	—	15,510

John M. Hamm (3)	3,000	3.22	3/17/2031	—	9,660
	2,000	2.59	3/16/1932	—	5,180
	2,000	1.97	3/24/2033	—	3,940
	2,750	1.71	3/25/2034	—	4,703
	2,750	1.71	3/25/2034	—	4,703
	2,750	5.17	3/17/2035	—	14,218

Chris T. Bitterman(4)	2,000	3.22	3/17/2031	—	6,440
	2,500	2.59	3/16/2032	—	6,475
	2,500	2.59	3/16/2032	—	6,475
	2,750	1.97	3/24/2033	—	5,418
	2,750	1.97	3/24/2033	—	5,418
	2,750	1.71	3/25/2034	—	4,703
	2,750	5.17	3/17/2035	—	14,218

Jim Herman (5)	3,000	3.22	3/17/2031	—	9,660
	3,000	2.59	3/16/2032	—	7,770
	3,000	2.59	3/16/2032	—	7,770
	3,000	1.97	3/24/2033	—	5,910
	4,000	1.71	3/25/2034	—	6,840
	2,500	5.17	3/17/2035	—	12,925

(1)    A. J. Kazimi:
•88,000 shares of ISOs granted on March 17, 2021; 100% vested on March 17, 2025.
•20,000 shares of restricted stock granted on March 16, 2022; 100% vest on March 16. 2026.
•80,000 shares of ISOs granted on March 16, 2022; 100% vest on March 16, 2026.
•100,000 shares of ISOs granted on March 24, 2023; 100% vest on March 24, 2027.
•100,000 shares of ISOs granted on March 25, 2024; 100% vest on March 25, 2028.
•100,000 shares of ISOs granted on March 17, 2025; 100% vest on March 17, 2029.
(2)    Todd M. Anthony:
•3,000 shares of ISOs granted on March 17, 2021: 100% vested on March 17, 2025.
•3,000 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•3,000 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•3,000 shares of ISOs granted on March 24, 2023: 100% vest on March 24, 2027.
•3,000 shares of ISOs granted on March 25, 2024: 100% vest on March 25, 2028.
•3,000 shares of ISOs granted on March 17, 2025: 100% vest on March 17, 2029.
(3)    John M. Hamm:
•3,000 shares of ISOs granted on March 17, 2021: 100% vested on March 17, 2025.
•2,000 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•2,000 shares of ISOs granted on March 24, 2023: 100% vest on March 24, 2027.
•2,750 shares of ISOs granted on March 25, 2024: 100% vest on March 25, 2028.
•2,750 shares of ISOs granted on March 25, 2024: 100% vest on March 25, 2028.
•2,750 shares of ISOs granted on March 17, 2025: 100% vest on March 17, 2029.
(4)    Chris T. Bitterman:
•2,000 shares of ISOs granted on March 17, 2021: 100% vested on March 17, 2025.
•2,500 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•2,500 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•2,750 shares of ISOs granted on March 24, 2023; 100% vest on March 24, 2027.
•2,750 shares of ISOs granted on March 24, 2023; 100% vest on March 24, 2027.
•2,750 shares of ISOs granted on March 25, 2024; 100% vest on March 25, 2028.
•2,750 shares of ISOs granted on March 17, 2025: 100% vest on March 17, 2029.
(5)    James L. Herman:
•3,000 shares of ISOs granted on March 17, 2021: 100% vested on March 17, 2025.
•3,000 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•3,000 shares of ISOs granted on March 16, 2022: 100% vest on March 16, 2026.
•3,000 shares of ISOs granted on March 24, 2023: 100% vest on March 24, 2027.
•4,000 shares of ISOs granted on March 25, 2024: 100% vest on March 25, 2028.
•2,500 shares of ISOs granted on March 17, 2025: 100% vest on March 17, 2029.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock option awards and vesting of stock awards held by our Named Executive Officers during the fiscal year ended December 31, 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A.J. Kazimi	—	—	8,442	$43,645
John M. Hamm	—	—	14,070	72,742

Non-Qualified Deferred Compensation Table
The following table reflects the contributions, earnings and account balances for the Named Executive Officers in the Non-Qualified Deferred Compensation plan. This plan is a non-contributory non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company contributions occurs at the earlier of 60 months of plan participation and reaching the age of 65 or 120 months of participation into the plan. The participants may direct which investment fund the investment amounts are placed within the plan. If no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. The plan allows participants to defer a portion of their compensation. The activity was as follows during the fiscal year ended December 31, 2025:

Name	Executive Contributions	Registrant Contributions (1)	Aggregate Earnings (loss)	Aggregate Withdrawals / Distributions /Forfeitures	Aggregate Balance
A.J. Kazimi	$—	$10,000	$44,225	$—	$291,804
Todd M. Anthony	—	10,000	20,668	—	210,993
John M. Hamm	—	10,000	22,769	—	138,443
Chris T. Bitterman	—	10,000	12,543	—	84,715
James L. Herman	30,213	—	(7,260)	(248,681)	390,652

(1)	The registrant contributions are included as a component of the summary compensation table while the aggregate earnings are excluded from the summary compensation table. The registrant contributions, in previous years, were included in total compensation for the Named Executive Officers in the Summary Compensation table.

Equity Compensation Plan Information
The following table provides aggregate information as of December 31, 2025, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	796,500	$2.42	602,994
Equity compensation plans not approved by security holders	none	none	none
Total	796,500	$2.42	602,994

Director Compensation Table
The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors during the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash (6)	Stock Awards ($)		Option Awards ($)		Total
Dr. Gordon R. Bernard	$99,000	$—		$—		$99,000
Caroline R. Young	59,000	10,825	(1)	—	(1)	69,825
Kenneth J. Krogulski	58,890	28,145	(2)	—	(2)	87,035
James R. Jones	58,000	10,825	(3)	—	(3)	68,825
Joseph C. Galante	59,000	10,825	(4)	—	(4)	69,825
Martin S. Brown, Jr.	48,000	10,825	(5)	—	(5)	58,825

(1)	On March 25, 2025, restricted shares were awarded with a grant-date fair value of $1.71 per share. As of December 31, 2025, Mrs. Young had 1,000 shares of restricted stock outstanding.

(2)	On March 25, 2025, restricted shares were awarded with a grant-date fair value of $1.71 per share. As of December 31, 2025, Mr. Krogulski had 5,000 shares of restricted stock outstanding.

(3)	On March 25, 2025, restricted shares were awarded with a grant-date fair value of $1.71 per share. As of December 31, 2025, Mr. Jones had 1,000 shares of restricted stock outstanding.

(4)	On March 25, 2025, restricted shares were awarded with a grant-date fair value of $1.71 per share. As of December 31, 2025, Mr. Galante had 1,000 shares of restricted stock outstanding.

(5)	On March 25, 2025, restricted shares were awarded with a grant-date fair value of $1.71 per share. As of December 31, 2025, Mr. Brown had 1,000 shares of restricted stock outstanding.

(6)	Director fees for fourth quarter 2025 were paid in first quarter 2026.

Pay-Versus-Performance
The following table presents certain information regarding compensation paid to Cumberland’s CEO and other Named Executive Officers ("NEOs"), and certain measures of financial performance, for the four years ended December 31, 2025. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K.

Year	Summary Comp Table Total for CEO	Comp Actually Paid to CEO (1)	Average Summary Comp Table Total for non-CEO Named Executive Officers (2)	Average Comp Actually Paid to non-CEO Named Executive Officers	Cumberland Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (Loss) (4) (in thousands)	Company Selected Measure - Adjusted Diluted EBITDA Per Share (5) $
2025	$2,240,710	$979,849	$341,194	$282,098	$134.92	$131.78	$(2,836)	0.19
2024	1,112,734	979,269	315,608	310,121	46.02	61.52	(6,480)	0.01
2023	979,680	952,530	326,890	307,023	34.79	43.06	(6,279)	0.48
2022	583,435	897,497	305,570	281,038	43.69	49.26	(5,571)	0.24
2021	1,533,713	872,629	411,776	354,379	90.68	72.08	(3,508)	0.45
(1) Mr. Kazimi serves as CEO since 2000.
(2) In the years of 2025, 2024 and 2023, the other NEOs were Messrs. Anthony, Hamm, Bitterman and Herman. In 2022, the other NEOs were Messrs. Pavliv, Herman, Anthony, Bitterman and Hamm. In 2021, the other NEOs were Messrs. Cearnal, Pavliv, Herman and Hamm.
(3) Market index used for this column is Peer Group Companies. The Peer Group includes: Avadel Pharmaceuticals plc, Eagle Pharmaceuticals, Inc., Assertio Holdings, Inc., HLS Therapeutics Inc., EyePoint Pharmaceuticals, Inc., Eton Pharmaceuticals, Inc., Theratechnologies Inc., and Talphera, Inc., formerly AcelRx Pharmaceuticals. In 2025, Harrow Health, Inc. completed a large acquisition of another pharmaceutical company and established several global partnerships and are no longer considered a comparable company.
(4) Net income (loss) for 2025 includes equity in investment loss of $0.013 million. Net income (loss) for 2024 includes $0.2 million for a payout earned on company owned insurance policies. Net income (loss) for 2023 includes a $2.8 million refund of FDA fees for the periods of 2023 and 2022, a gain of $0.5 million to settle a manufacturing dispute and a gain of $0.3 million for a payout earned on a company owned insurance policy. Net income (loss) for 2022 includes a gain from an insurance settlement in the amount of $0.6 million. Net income (loss) for 2021 includes income from discontinued operations in the amounts of $1.994 million.
(5) Adjusted Diluted EBITDA Per Share is calculated using adjusted EBITDA divided by diluted weighted average common shares outstanding. Adjusted EBITDA excludes the impact of (i) income tax expense (benefit), depreciation and amortization, share based compensation, the cost of non-cash cost of goods sold, write-down of expired inventory and interest income and expense.
(6) To calculate the compensation "actually paid" to the CEO for 2025 in the Summary Compensation Table ("SCT"), an amount equal to $1,260,862 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(7) To calculate the compensation "actually paid" to the CEO for 2024 in the Summary Compensation Table ("SCT"), an amount equal to $133,465 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(8) To calculate the compensation "actually paid" to the CEO for 2023 in the SCT, deferred compensation of $20,000 was deducted and an amount equal to $7,150 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(9) To calculate the compensation "actually paid" to the CEO for 2022, the stock awards value of $51,800 in the SCT was deducted, deferred compensation of $20,000 was deducted and an amount equal to $385,862 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(10) To calculate the compensation "actually paid" to the CEO for 2021, the stock awards value of $38,640 in the SCT was deducted, deferred compensation of $12,500 was deducted and an amount equal to $609,944 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.

(11) To calculate the compensation "actually paid" to the other NEOs for 2025, the average adjustment amounts included an amount equal to $59,096 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(12) To calculate the compensation "actually paid" to the other NEOs for 2024, the average adjustment amounts included an amount equal to $5,487 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(13) To calculate the compensation "actually paid" to the other NEOs for 2023, the average adjustment amounts included deferred compensation of $20,000 was deducted and an amount equal to $133 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(14) To calculate the compensation "actually paid" to other the NEOs for 2022, the average adjustment amounts included the stock awards value of $12,950 in the SCT was deducted, deferred compensation of $20,000 was deducted and an amount equal to $8,418 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
(15) To calculate the compensation "actually paid" to the other NEOs for 2021, the average adjustment amounts included deferred compensation of $15,000 was deducted and an amount equal to $42,397 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation S-K.
Relationship Between Pay vs. Performance
Actually Paid vs Company Performance: The relationship between compensation actually paid and Cumberland’s financial performance over the five year period shown in the table above is described below:
CEO
From 2024 to 2025, compensation actually paid to the CEO increased by $580 or 0.1%. Over the same period, the Company’s Total Shareholder Return ("TSR") increased by 193.2%, while adjusted EBITDA per diluted share increased by 2,652.7%. Comparing the operating loss from 2024 to 2025, operating results improved by 56.6%. Some key factors that drove the changes in compensation actually paid to the CEO were an increase in salary.
From 2023 to 2024, compensation actually paid to the CEO increased by $26,739 or 2.8%. Over the same period, the Company’s Total Shareholder Return ("TSR") increased by 32.3%, while adjusted EBITDA per diluted share decreased by 98.0%. Net income (loss) for 2024, includes $0.2 million for a payout earned on company owned insurance policies. Comparing the operating loss from 2023 to 2024, operating results improved by 32.7%. Some key factors that drove the changes in compensation actually paid to the CEO were an increase in salary.
From 2022 to 2023, compensation actually paid to the CEO increased by $55,033 or 6.1%. Over the same period, the Company’s TSR decreased by 20.4%, while adjusted EBITDA per diluted share increased by 100%. Net income (loss) for 2023, includes a $2.8 million refund of FDA fees for the periods of 2023 and 2022, a gain of $0.5 million to settle a manufacturing dispute and a gain of $0.3 million for a payout earned on a company owned insurance policy. Comparing the operating loss from 2022 to 2023, operating results decreased by 67.5%. Some key factors that drove the changes in compensation actually paid to the CEO were an increase in salary.
From 2021 to 2022, compensation actually paid to the CEO increased by $24,868 or 2.8%. Over the same period, the company’s TSR decreased by 52%, while adjusted EBITDA per diluted share decreased by 47%. Net income (loss) for 2021 includes several one time gains/income including an increase for discontinued operations of $2 million and a gain from the forgiveness of the PPP loan in the amount of $2.2 million. Operating income (loss) excludes the impact of other gains and losses. Comparing the operating loss from 2021 to 2022, operating results improved by 26%. Some key factors that drove the changes in compensation actually paid to the CEO were an increase in salary and deferred compensation.

Other NEOs
From 2024 to 2025, compensation actually paid to the other NEOs decreased by $28,023 or 9.0%. Over the same period, the company’s TSR increased by 193.2%, while adjusted EBITDA per diluted share increased by 2,652.7%. Comparing the operating loss from 2024 to 2025, operating results improved by 56.6%. Some key factors that drove the changes in compensation actually paid to the NEO were a decrease in salary to one NEO offset by an increase in salary for the other NEOs.
From 2023 to 2024, compensation actually paid to the other NEOs increased by 3,098 or 1.0%. Over the same period, the company’s TSR increased by 32.3%, while adjusted EBITDA per diluted share decreased by 98.0%. Net income (loss) for 2024, includes $0.2 million for a payout earned on company owned insurance policies. Comparing the operating loss from 2023 to 2024, operating results improved by 32.7%. Some key factors that drove the changes in compensation actually paid to the NEO were an increase in salary.
From 2022 to 2023, compensation actually paid to the other NEOs decreased by $25,985 or 9.0%. Over the same period, the company’s TSR decreased by 20.4%, while adjusted EBITDA per diluted share increased by 100%. Net income (loss) for 2023, includes a $2.8 million refund of FDA fees for the periods of 2023 and 2022, a gain of $0.5 million to settle a manufacturing dispute and a gain of $0.3 million for a payout earned on a company owned insurance policy. Comparing the operating loss from 2022 to 2023, operating results decreased by 67.5%. Some key factors that drove the changes in compensation actually paid to the NEOs were an increase in salary.
From 2021 to 2022, compensation paid to the other NEOs declined by $73,341 or 21%. Over the same period, the company’s TSR decreased by 52%, while adjusted EBITDA per diluted share decreased by 47%. Net income (loss) for 2021 includes several one-time gains/income including an increase for discontinued operations of $2 million and a gain from the forgiveness of the PPP loan in the amount of $2.2 million. Operating income (loss) excludes the impact of other gains and losses. Comparing the operating loss from 2021 to 2022, operating results improved by 26%. Some key factors that drove the decrease in pay during this period were leadership transitions within the NEO group, including a partial year of service by the Executive VP of Sales and Marketing.
Company TSR versus Peer Group TSR. The relationship between the Company’s TSR and the TSR of the Peer Group Companies is shown below:
Tabular List of Financial Performance Measures. Cumberland considers the following to be the most important financial performance measures it uses to link compensation actually paid to its NEOs for 2025, to company performance.
•Net Revenue
•Cash Flow from Operations
•EPS before EBITDA
•Adjusted Earnings

CORPORATE GOVERNANCE
Meetings of the Board of Directors and Committees
Board of Directors
The property, affairs and business of our Company are overseen by our Board of Directors as provided by the laws of the State of Tennessee and our corporate Bylaws. We have standing Audit, Compensation and Governance & Nominating Committees of the Board of Directors. The separately designated standing Audit Committee has been operating, as defined, in accordance with the Securities Exchange Act of 1934, as amended, (the "Exchange Act").
The Board of Directors has adopted a written charter for each of our standing committees that establishes their responsibilities. The charter of the Audit, Compensation and Governance & Nominating Committees are available on our website at www.cumberlandpharma.com under the tab “Investor Relations - Corporate Governance.”
The Board of Directors held three meetings during fiscal year 2025, each with full attendance by every director. Each director also attended all meetings held by all the standing committees of the Board, on which such director served during 2025. While the Company currently has no formal policy with respect to the attendance of members of the Board of Directors at annual meetings, all directors did attend our 2025 Annual Meeting.
Director Independence
The Board of Directors has affirmatively determined whether each director is independent in accordance with the Nasdaq Global Select Market rules and listing standards. The Board has affirmatively determined that each of Messrs. Jones, Krogulski, and Galante, Dr. Bernard and Ms. Young qualifies as an independent, non-employee director with no relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director.
Company Leadership Structure
The business of the Company is managed under the direction of the Board of Directors, which is elected by the Company’s shareholders. The basic responsibility of the Board of Directors is to oversee the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its shareholders. Such oversight is important and the Board of Directors must act effectively as a working group, so that the Company and its performance may benefit. The role of the Chairman includes providing direction and feedback on the strategy and performance of the Company, serving as chair of meetings of the Board of Directors, setting the Board of Director’s agenda with the Company, and leading the Board of Directors in anticipating and responding to business challenges.
The Board of Directors believes that the advisability of having a separate or combined chairman and chief executive officer is dependent upon the experience and strengths of the individuals that hold those positions and the most effective means of leveraging their strengths. At this time, given the composition of the Company’s Board, the effective leadership of Mr. Kazimi as both Chairman of the Board of Directors and Chief Executive Officer, and the current challenges faced by the Company, the Board of Directors believes that combining the positions of Chairman of the Board of Directors and Chief Executive Officer provides the Company with the right foundation to pursue the Company’s strategy and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.
The Board of Directors also has a Lead Independent Director, who chairs meetings and discussions of the independent members of the Board of Directors during the year.

Board Oversight of Risk
Assessing and managing risk is the responsibility of the Company’s management, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. The Audit Committee reviews financial risks that may be material to the Company, as well as major legislative and other developments which could materially impact the Company. In addition, the Board of Directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.
The full Board reviews the identified risks that may be material to the Company, including those detailed in the Audit Committee’s reports and those disclosed in the Company’s annual and quarterly reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.
Audit Committee
The Board of Directors has instructed the Audit Committee to meet periodically with our management and an independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board of Directors the independent registered public accounting firm to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management personnel and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report.”
The Audit Committee is currently comprised of Mr. James R. Jones (Chairman), Mr. Kenneth J. Krogulski and Mr. Joseph C. Galante. The members of the Audit Committee are “independent,” as determined in accordance with the listing standards for companies listed on the Nasdaq Global Select Market. The members also satisfy the Securities and Exchange Commission’s additional independence requirements for members of audit committees and Rule 10A-3 of the Exchange Act. The Board of Directors has affirmatively determined that James Jones is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933 and that each member of the Audit Committee has sufficient financial sophistication to qualify as an audit committee member under Nasdaq Global Select Market listing standards. The Audit Committee met five times during fiscal year 2025.
Compensation Committee
The Compensation Committee is authorized to establish compensation policies for our Company, review annual salaries and bonuses of our executive officers and to determine the aggregate granting of equity awards, the times at which such equity awards shall be granted, the number of shares issued, the vesting term and any exercise price associated with such equity awards under our equity compensation plans. In addition, the Compensation Committee recommends to the full Board of Directors the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when the Committee determines it to be necessary and appropriate.
The Compensation Committee currently consists of Mr. Joseph C. Galante (Chairman), Ms. Caroline R. Young, and Dr. Gordon R. Bernard. The Board of Directors has affirmatively determined that each member of the Compensation Committee is “independent,” as such term is defined in the listing standards for companies listed on the Nasdaq Global Select Market, including, without limitation, the specific requirements of Nasdaq Rule 5605(d)(2) for compensation committee members. The Compensation Committee met once during fiscal year 2025.
The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are set forth above. The Compensation Committee is made up entirely of independent directors and no member of the Compensation Committee was an officer or employee of the Company during 2025 is a former officer of the Company or had any relationship during 2025 requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Nomination of Directors
The Governance & Nominating Committee (the "Governance Committee"), the members of which are currently, Ms. Caroline R. Young (Chairman), Dr. Gordon R. Bernard and Mr. Joseph C. Galante, is responsible for identifying, screening and recommending qualified candidates to serve on our Board of Directors. The Governance Committee is directed, among other things, to develop and recommend to the Board of Directors specific guidelines and criteria for selecting nominees to the Board of Directors, formulate a process to identify and evaluate candidates to be recommended, and evaluate the performance of incumbent members of the Board of Directors to determine whether to recommend such persons for re-election. The Board of Directors has affirmatively determined that all members of the Governance Committee are “independent” as defined in the listing standards for companies listed on the Nasdaq Global Select Market. The Governance Committee met one time during fiscal year 2025.
It is our policy that the Governance Committee consider recommendations for the nomination of directors submitted by our significant, long-term shareholders (generally, shareholders that have beneficially owned more than 5% of our outstanding shares for at least two years). The Governance Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements it has adopted. All such shareholder nominating recommendations must be in writing, addressed to the Governance Committee, care of the Corporate Secretary at Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Shareholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Governance Committee to consider, to the Corporate Secretary at the aforementioned address, no later than 120 days prior to the date of the notice of annual meeting and proxy statement released to shareholders in connection with the prior year’s annual meeting. The Governance Committee did not receive any such recommendations for our 2025 Annual Meeting.
The Governance Committee has determined that, at the minimum, nominees for directorship should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. They must also have an inquisitive and objective perspective, relevant experience, practical wisdom and mature judgment. The Company endeavors to have a Board with expertise in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently and should be committed to serve on the Board of Directors for an extended period of time.
Prior to nominating a candidate for election to the Board of Directors, the Governance Committee will review the qualifications of each candidate. Final candidates may be interviewed by the Company’s Chairman of the Board of Directors and one or more other members of the Board of Directors. The Governance Committee will then make a recommendation to the Board of Directors based on its review, the results of interviews with the candidate and other available relevant information.
In determining whether to nominate an incumbent director for reelection, the Governance Committee will evaluate each incumbent’s continued service, in light of the Board of Director’s collective requirements, at the time such Director comes up for reelection.
In determining whether to include a shareholder recommendation in the Board of Directors slate of nominees, the Governance Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board of Directors seat, taking into account the current composition of the Company’s Board of Directors.

In addition to the foregoing, shareholders may nominate directors for election without consideration by the Governance Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act, including a consent to serve as a director.
The Governance Committee recommended, and the Board of Directors approved the inclusion of Mr. Kenneth J. Krogulski and Ms. Caroline R. Young on the Company’s proxy card for election to the Board of Directors at the 2026 Annual Meeting based on the aforementioned review process. In doing so, the Governance Committee has affirmatively determined that Mr. Krogulski and Ms. Young are “independent” under Nasdaq listing standards and SEC rules and regulations.
Sustainability Report
Our 2025 Annual Report, included our annual Sustainability Metrics, which detail Cumberland’s activities pertaining to our environmental, social and governance matters. We remain committed to sustainability and to maintaining transparency of our corporate operations. We also hold ourselves to high standards of ethical practices and understand the importance of recognizing and addressing our impact on our constituents, the community and the environment.
The Sustainability Metrics note that during 2025 we provided nearly 5 million patient doses of our products, safely disposed of over 5,500 pounds of expired and damaged products and had no product recalls. No clinical trials terminated due to failure to practice good clinical standards during 2024. The Sustainability Metrics also highlight our investment in our employees through our continuing education programs and employee development initiatives. We reported that during 2025 women represented 50% of Cumberland’s workforce, and 30% of our employees were minorities.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, including but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to the Company’s business. You can access the latest copy of our Code of Business Conduct and Ethics on our website, www.cumberlandpharma.com. Or, to obtain a copy the Code of Business Conduct and Ethics, without charge, any person may submit a written request to Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203 Attention: Corporate Secretary.
Insider Trading Policy
We maintain an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of our securities by our directors, officers and employees. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. Our Insider Trading Policy prohibits trading while in possession of material nonpublic information. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Transactions with Related Persons
The Audit Committee’s charter charges it with the responsibility to review and approve any proposed transaction between the Company and any related person, as defined in Item 404 of Regulation S-K. Since January 1, 2024, there have been no transactions involving the Company and a related person, and currently, no related person, to our knowledge, is a party to any material transactions with the Company other than the compensation discussed in the section labeled “Executive Compensation and Related Information.”
Legal Proceedings
Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Shareholder Communications with the Board
Any shareholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. All such letters will be forwarded to the entire Board or to the director(s) specified by the shareholder.
If you would like additional information on the responsibilities of the Governance & Nominating Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.
Submitted by the Governance & Nominating Committee

Ms. Caroline R. Young	Dr. Gordon R. Bernard	Mr. Joseph C. Galante
(Chair)

SHAREHOLDER PROPOSALS
At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the Annual Meeting. Any proposal which a shareholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of shareholders to be held in 2027 must be received by Cumberland Pharmaceuticals Inc., no later than 5:00 p.m. Central Time on November 12, 2026. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2027. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company's nominees, at our next annual meeting of shareholders to be held in 2026 must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 20, 2027.
OTHER MATTERS
Miscellaneous
Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
Our Annual Report has been made available to shareholders and is posted on our website at http://www.cstproxy.com/cumberlandpharma/2026. The Company will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, upon the written request of any shareholder. Requests can be made by writing to: Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203, Attention: Corporate Secretary.
By order of the Board of Directors,
A.J. Kazimi
Chairman and Chief Executive Officer
Nashville, Tennessee
March 12, 2026

As a shareholder of Cumberland Pharmaceuticals Inc. you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by mobile device must be received by 11:59 p.m., Eastern Time, on April 20, 2026.

Vote Your Proxy on the Internet:		Vote Your Proxy on your Mobile:		Vote Your Proxy via the mail:
	OR		OR
Go to www.cstproxyvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

ÚFOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 AND Every Three Years for Proposal 4. The Board recommends a vote FOR Proposals 1,2,3 AND Every Three Years for Proposal 4.

					For	Against	Abstain
1. For the election as directors of the nominees listed below, except to the extent that authority is specifically withheld.	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left	2. To ratify the appointment of Carr, Riggs & Ingram, L.L.C. as independent registered accounting firm of the Company for fiscal year ending December 31, 2026.		☐	☐	☐
					For	Against	Abstain
NOMINEES: (1) Mr. Kenneth Krogulski (2) Ms. Caroline Young	☐	☐
3. To provide advisory approval of the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
					☐	☐	☐
				Every Year	Every Other Year	Every Three Years	Abstain
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)			4. To provide advisory approval of the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐ ☐	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
I understand that I may revoke this Proxy only by: (i) written instructions to that effect, signed and dated by me, which must be actually received by the Corporate Secretary prior to the commencement of the Annual Meeting; (ii) properly submitting to the Company a duly executed proxy bearing a later date; OR (iii) appearing at the Annual Meeting and voting in person.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature _________________________________ Signature if Held Jointly____________________________________ Date____________ , 2026.
Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held April 21, 2026

The Notice, Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2025 are available at:
http://www.cstproxy.com/cumberlandpharma/2026

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CUMBERLAND PHARMACEUTICALS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 21, 2026

The undersigned hereby appoints A.J. Kazimi and Kenneth J. Krogulski, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Cumberland Pharmaceuticals Inc., held of record by the undersigned on February 27, 2026 at the Annual Meeting of Shareholders to be held at the Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203 on Tuesday, April 21, 2026, at 9:30 a.m. Central Time, or any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AS WELL AS PROPOSALS 2 AND 3 AND EVERY THREE YEARS FOR PROPOSAL 4. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued, and to be marked, dated and signed, on the other side)